UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number


                                 MaxPlanet Corp.
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             (Exact name of registrant as specified in its charter)


          2501 E. Commerical Blvd. Suite 212, Ft. Lauderdale, Fl 33308
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Shares
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(i)     [ ]
         Rule 12g-4(a)(1)(ii)    [X]          Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification of notice date: 175

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 26, 2005              By: /s/ Thomas Pierson
     --------------------------           --------------------------------------
                                          Thomas Pierson,
                                          President and Chairman of the
                                          Board Directors
                                          (PRINCIPAL EXECUTIVE OFFICER)